Exhibit 99.1

Web site address: www.WellsCoreREIT.com

WELLS CORE OFFICE INCOME REIT, INC.

FINANCIAL UPDATE FOR THE

YEAR ENDED DECEMBER 31, 2010

Wells Core Office Income REIT, Inc. (the “Company”) filed its 2010 Form 10-K with the Securities and Exchange Commission (“SEC”) today. Below, management has highlighted key points of interest related to the Company’s 2010 operations and recent transactions. For full context, please consider these points of interest with respect to important background information and additional detail provided in the above-referenced Form 10-K filing, which is accessible via this link: http://www.sec.gov/Archives/edgar/data/1256069/000119312511079796/d10k.htm Please also refer to the Company’s other documents that have been filed with or furnished to the SEC.

Operations

Adjusted Funds from Operations, or AFFO, (see definition on p. 3) is $(27,265) for the twelve months ended December 31, 2010.

Stockholder Distributions

The Company paid total distributions to stockholders, including those reinvested in additional shares of its common stock, of $86,367 for the year ended December 31, 2010, which was with borrowings.

Portfolio Overview

The Company commenced active real estate operations in the fourth quarter of 2010. To date, the Company has acquired three properties, each of which is described in the “Acquisitions” section that follows.

Acquisitions

On October 7, 2010, the Company purchased the Royal Ridge V Building, located in Irving, Texas, for $18.1 million, exclusive of closing costs. The building is entirely leased to JPMorgan Chase with a lease expiration in 2020 and a 2015 termination option with respect to specified parts of the first and second floors (representing approximately 65% of the lease).

On November 19, 2010, the Company purchased the 333 East Lake Street Building, located in Bloomingdale, Illinois, for $11.6 million, exclusive of closing costs. The building is 98% leased to Bridgestone Retail Operations with a lease expiration in 2018.

On January 27, 2011, the Company purchased the Westway One Building, located in Houston, Texas, for approximately $31.0 million, exclusive of closing costs. The building is 100% leased to four tenants with a weighted-average remaining lease term of 6.0 years.

Financing

On November 19, 2010, the Company entered into a $70.0 million secured revolving credit facility with Regions Bank as administrative agent for itself and any other lenders that may become parties to facility (the “Regions Credit Facility”). Under the Regions Credit Facility, the Company may borrow up to $70.0 million (the “Facility Amount”), subject to availability. The Company may also have the right on three occasions within 18 months of closing to increase the Facility Amount by an aggregate of $130.0 million to a total Facility Amount of $200.0 million, provided that no default has occurred.

As of December 31, 2010, the Company had $6.2 million outstanding on the Regions Credit Facility, with $63.8 million in borrowing capacity remaining. As of December 31, 2010, the Company’s total debt-to-gross-real-estate asset ratio was approximately 57.9%.

On March 9, 2011, the Company amended the Regions Credit Facility to reduce the minimum cumulative equity raise requirement from $85 million by April 30, 2011 to $70 million by June 30, 2011, and to reduce the minimum net worth requirement from $200 million by October 31, 2011 to $110 million by December 31, 2011, plus 75% of gross equity thereafter. As of December 31, 2010, the Company was not in compliance with the fixed charge restrictive covenant under the Regions Credit Facility. On March 28, 2011, Regions temporarily waived compliance with the fixed charge restrictive covenant under the terms of the Regions Credit Facility for the period from November 19, 2010 through June 29, 2011 such that there would be no event of default under the loan as a result of fixed charges incurred during the start-up phase of Wells Core Office Income REIT. Pursuant to the waiver, the Company must be in compliance with all of the restrictive covenants as of June 30, 2011. The Company believes that as of June 30, 2011 it will be in compliance with all restrictive covenants or have the ability to refinance, amend, or repay all amounts outstanding under the Regions Credit Facility. As of December 31, 2010, the Company believes it was in compliance with all other restrictive covenants of the Regions Credit Facility.

Status of the Company’s Public Offering

From January 1, 2011 through February 28, 2011, the Company raised approximately $17.7 million through the issuance of approximately 0.7 million shares of common stock under its public offering.

Distribution Declaration

The Company’s board of directors has declared distributions for stockholders of record from December 16, 2010 through February 28, 2011, in an amount equal to $0.003425 (0.3425 cent) per day, per share (or, a 5.0% annualized yield on a $25.00 original share price), and has declared distributions for stockholders of record from March 1, 2011 through March 15, 2011, in an amount equal to $0.004110 (0.4110 cent) per day, per share (or, a 6.0% annualized yield on a $25.00 original share price); such distributions will be paid in March 2011. The Company’s board of directors has also declared distributions for stockholders of record from March 16, 2011 through June 15, 2011, in an amount equal to $0.004110 (0.4110 cent) per day, per share (or, a 6.0% annualized yield on a $25.00 original share price); such distributions will be paid in June 2011.

Reconciliation of the Company’s GAAP-basis net income, as presented in its most recent report on Form 10-K, to Funds from Operations (“FFO”), as defined by NAREIT, and to AFFO, as defined on the next page, are provided below:

Wells Core Office Income REIT, Inc.

Reconciliations of FFO and AFFO

(unaudited)

2010
Reconciliation of Net Loss to Funds From Operations and Adjusted Funds From Operations:
Net loss	$(1,543,623)
Adjustments:
Depreciation of real estate assets	252,225
Amortization of lease-related costs	88,795

Total Funds From Operations adjustments	341,020

Funds From Operations	(1,202,603)

Other Noncash Adjustments Excluded from Net Cash Provided by Operating Activities:
Additional amortization of lease assets	22,000
Straight-line rental income	(38,515)
Noncash interest expense	152,990

Total other noncash adjustments	136,475

Changes in assets and liabilities	370,008

Net Cash Used In Operating Activities	(696,120)

Real estate acquisition-related costs	668,855

Adjusted Funds From Operations	$(27,265)

Wells Core Office Income REIT, Inc.

Definitions

Please find below definitions for the non-GAAP financial measures provided above and explanations for the reasons why management believes that these measures provide useful information concerning the Company’s operating performance and sources of liquidity. For additional information, please refer to the Company’s most recent annual report on Form 10-K, as well as other documents filed with or furnished to the SEC.

Funds From Operations

Funds from Operations (“FFO”) is a non-GAAP financial measure considered by some equity REITs in evaluating operating performance. The Company believes that FFO, as defined by NAREIT, has diverged from how the Company measures real estate operations considerably in recent years. Changes in the accounting and reporting rules under GAAP that were put into effect after the establishment of NAREIT’s definition of FFO in 1999 have prompted a significant increase in the magnitude of noncash and non-operating items included in the Company’s FFO, as defined. Such noncash and non-operating items include acquisition expenses, market value adjustments to interest rate swaps that do not qualify for hedge accounting treatment, amortization of certain in-place lease intangible assets and liabilities, and gains or losses on early extinguishments of debt, among others. Further, cash flows generated from FFO may be used to fund certain capitalizable items that are excluded from FFO, such as tenant improvements, building improvements, deferred lease costs, and capitalized interest.

Adjusted Funds From Operations

For the reasons explained above, in addition to presenting FFO as defined by NAREIT, the Company also presents FFO, adjusted to exclude (i) the noncash items that are removed from net income (loss) to arrive at net cash provided by operating activities as presented in the Company’s GAAP-basis consolidated statements of cash flows, and (ii) expenses related to real estate acquisitions (“AFFO”). Because acquisition expenses are incurred for investment purposes (i.e. to promote the appreciation in value and generation of future earnings over the long term) and are funded with cash generated from the sale of common stock in the Company’s public offerings rather than from cash generated from operations, the Company believes that the consideration of such acquisition expenses allows for a more informed and appropriate basis on which to evaluate its operations and to make decisions regarding distributions to its stockholders.